Exhibit 10.49

NON-COMPETE AGREEMENT

This Non-Compete Agreement (this “Agreement”) is made as of 21 October 2011 by and between China Mobile Games and Entertainment Group Limited (“CMGE”), a company organized under the laws of the Cayman Islands, and VODone Limited (“VODone”), a company organized under the laws of Bermuda.

WHEREAS, CMGE is a majority-owned subsidiary of VODone;

WHEREAS, CMGE is contemplating in initial public offering of its shares in the form of American depositary shares (“IPO”);

WHEREAS, this Agreement is being entered into in order to state affirmatively the agreement of VODone not to engage in certain business opportunities in accordance with the terms hereof after consummation of the IPO of CMGE;

NOW THEREFORE, the parties agree as follows:

1.               Definitions.  The following terms as used in this Agreement shall have the meanings set forth below:

“CMGE Affiliate” shall mean a Person directly or indirectly Controlled by CMGE.

“Competitive Business” shall mean as of any date, any Person, including VODone and any VODone Affiliate and excluding CMGE and any CMGE Affiliate, which engages in or proposes to engage in anywhere in the People’s Republic of China, in whole or in part, (i) mobile game development and operations, or (ii) handset design, currently operated by CMGE and any CMGE Affiliate.

“Control” shall mean, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction or the affairs or management of a Person, whether through the ownership of voting securities, by any agreement, arrangement, understanding or otherwise, whether written or oral, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“VODone Affiliate” shall mean a Person directly or indirectly Controlled by VODone or under direct or indirect common Control with VODone, other than CMGE or CMGE Affiliates.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, legal person, unincorporated organization, or other organization, whether or not a legal person, and any governmental authority.

2.               Non-Compete Covenants.

(a)         VODone agrees that it will not, and will procure each VODone Affiliate not to, without the consent of CMGE, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend its name or any similar name to, lend its credit to, or render services or advice to, any Competitive Business; provided, however, that VODone and VODone Affiliates, (i) in aggregate, may purchase or otherwise acquire up to (but not more than) twenty percent (20%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange, or any stock trading market anywhere in the world, or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, (ii) may hold shares and other securities in CMGE or any of the CMGE Affiliates; and (iii) engage in and/or discharge any duty, service or act for the benefit of CMGE or any of the CMGE Affiliates.

(b)        VODone agrees to refer, and will procure each VODone Affiliate to refer, to CMGE any and all future Competitive Business opportunities for CMGE’ consideration before VODone or any VODone Affiliate considers any such opportunity for its own business. In connection with such referral, CMGE shall abide by, and, where appropriate, CMGE shall cause CMGE Affiliates to agree with VODone or VODone Affiliate (as the case may be) that it will abide by any confidentiality obligations to which VODone or VODone Affiliate (as the case may be) is subject.  If CMGE or any CMGE Affiliate elects to pursue any such opportunity and continues in good faith to pursue such opportunity, neither VODone nor any VODone Affiliate will be permitted to pursue such opportunity. CMGE agrees that any such election shall be made in writing no later than thirty (30) days following CMGE’ receipt of notice of such opportunity from VODone or VODone Affiliate (as the case may be). In the event that CMGE or any CMGE Affiliate elects not to pursue any such opportunity or elects to pursue any such opportunity and subsequently determines not to continue to pursue such an opportunity, CMGE will, or will cause the CMGE Affiliate, to (i) immediately inform VODone in writing, and (ii) transfer the opportunity to VODone or VODone Affiliate and VODone and any VODone Affiliate may then pursue such opportunity.

3.               Non-solicitation Covenants.  VODone agrees that it shall not, and it shall procure each VODone Affiliate not to, (i) employ, hire or otherwise obtain services (directly or indirectly) from any persons employed by CMGE or any CMGE Affiliate (each, an “Employee”), other than such personnel set forth in Annex A, which Annex A may be amended from time to time by mutual written consent; (ii) encourage, induce, attempt to induce, solicit or attempt to solicit any Employee to terminate his or her employment relationship with CMGE or any CMGE Affiliate or to stop providing services (directly or indirectly) to CMGE or any CMGE Affiliates, or otherwise interfere with the employment relationships between CMGE and any Employee; or (iii) solicit for any service within the Competitive Business from any client, Web publisher, supplier, licensor, licensee, or business relation of CMGE, or induce or attempt to induce any client, Web publisher, supplier, licensor, licensee, or business relation of CMGE to cease doing business with CMGE.

4.               Effectiveness Date and Termination. The Agreement shall become effective immediately upon the closing of the IPO. The Agreement will terminate upon the earliest of (i) five (5) years after the closing of the IPO, (ii) VODone owning less than thirty percent (30%) of CMGE’s outstanding share capital on a fully diluted basis, and (iii) the date on which CMGE’s ordinary shares or American depositary shares representing such ordinary shares cease to be listed on any national or regional securities exchange, or any stock trading market anywhere in the world.

5.               Remedies. The parties agree that CMGE will be entitled to enforce those rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that CMGE may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement. In the event of any legal proceedings to enforce any provision of this Agreement, if a court of competent jurisdiction in a final, non-appealable order determines that VODone or VODone Affiliate have breached this agreement, then the CMGE shall be entitled to recover its costs incurred to enforce this Agreement, including, without limitation, attorneys’ fees and expenses to the extent that a court of competent jurisdiction awards the same to the CMGE in a final non-appealable order. The rights and remedies of CMGE to this Agreement are cumulative and not alternative.

6.               Entire Agreement; Amendment.  This Agreement constitutes the complete and exclusive agreement and understanding of the parties with respect to the subject matter contained herein.  This Agreement replaces and supersedes all prior agreements, negotiations, statements, memoranda and understandings, whether oral or written, by and among the parties of any of them. Any proposed waiver, alteration, or addendum to this Agreement shall be deemed valid only when reduced to writing and executed by the party sought to be bound thereby.

7.               Waiver.  Neither the failure nor any delay by CMGE in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

8.               Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

9.               Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, that provision will be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of this Agreement.

10.         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all counterparts taken together will constitute one and the same agreement.

11.         Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12.         Governing Law. This Agreement will be governed by the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

13.         Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to CMGE and VODone at the addresses indicated below:

If to CMGE, to:

China Mobile Games and Entertainment Group Limited
Room 3006, Gloucester Tower
The Landmark, 11 Pedder Street
Central, Hong Kong
Attention: Chief Executive Officer

If to VODone, to:

VODone Limited
Room 3006, Gloucester Tower
The Landmark, 11 Pedder Street
Central, Hong Kong
Attention: Company Secretary

or to such other address or to the attention of such other person as the recipient has specified by prior written notice to the sender.  Except as otherwise provided in this Agreement, each notice shall be effective and shall be deemed delivered on the earlier of (i) its actual receipt, if delivered personally, by courier service, or by fax (on the condition that the sending party has confirmation of transmission receipt of the notice), or (ii) on the third (3rd) day after the notice is postmarked for mailing by first class, postage prepaid, certified, or registered mail, with return receipt requested (whether or not the return receipt is subsequently received by the sender).

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IN WITNESS WHEREOF, the parties have executed, or have caused their duly authorized representatives to execute, this Agreement as of the date first written above.

China Mobile Games and Entertainment Group Limited

By	(Sd.) Hendrick Sin
Name:	Hendrick Sin
Title:	Director

VODone Limited

By:	(Sd.) Hendrick Sin
Name:	Hendrick Sin
Title:	Director

Annex A